UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Definitive Proxy Statement

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☐	Soliciting Material under to §240.14a-12

Annaly Capital Management, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Dear Fellow Stockholders,

We are writing to ask for your support on all of the proposals submitted for your vote at the upcoming 2022 Annual Meeting of Stockholders of Annaly Capital Management, Inc. (the “Company” or “Annaly”) in accordance with the recommendations of your Board of Directors (the “Board”). In particular, we are requesting your support on Proposal 2 – the annual advisory vote on executive compensation (the “Say-on-Pay” vote).

We would like to thank those stockholders who met with us to discuss the significant enhancements the Company has made to our executive compensation practices and disclosures since our recent transition from an externally-managed issuer with an all-cash executive compensation program to an internally-managed company with a balanced mix of cash and equity incentives, and we are particularly gratified by our stockholders’ recognition that the transformation of our executive compensation program is a multi-year evolution. From our discussions with stockholders, including sustained dialogue with our largest investors, we found that the significant changes made to the Company’s executive compensation program in connection with our 2020 internalization transaction and the additional compensation enhancements adopted by the Management Development and Compensation Committee of the Board (the “MDC Committee”) for 2021 were well received and supported by our stockholders. The purpose of this letter is to provide additional context on the Company’s 2021 executive compensation program and to advise our stockholders on additional enhancements the MDC Committee is adopting for 2022.

Executives are Eligible for Severance Only in the Event of Involuntary Termination Without Cause

As disclosed in our 2022 Proxy Statement, the Executive Severance Plan only provides benefits upon a participant’s involuntary termination of employment by the Company without “cause” (as defined in the plan), and our former Chief Credit Officer received only those severance payments required by the terms of such plan following his departure earlier this year. The Executive Severance Plan does not provide for severance benefits in the event of an executive’s voluntary resignation or retirement and the Company does not pay out severance in such circumstances.

2022 Corporate Scorecard Requires Minimum Performance Threshold be Attained for Payout

For 2021, the Company introduced pre-established target amounts for all executive incentive opportunities with payouts capped at 120% of target based on superior performance. In response to stockholder feedback, the MDC Committee has added a minimum performance threshold to the 2022 Corporate Scorecard. If this performance threshold is not met, no incentive payments ($0) will be made under the Corporate Scorecard, which we believe enhances the at-risk nature of the program. For 2021, performance measured against the Corporate Scorecard resulted in corporate/organizational achievement of 105% of target.

2022 Relative Performance Metrics Have Been Increased to Target Above-Median Performance

The 2021 Corporate Scorecard utilized two financial metrics: (1) Relative Economic Return with an Absolute Total Stockholder Return (“TSR”) Governor; and (2) Absolute Operating Efficiency. Similarly, performance-based stock units (“PSUs”) granted to executives for 2021 performance utilized two financial metrics: (1) Relative Economic Return with an Absolute TSR Governor; and (2) Average Earnings Available for Distribution (“EAD”) Return on Equity. In order to achieve target or greater payout under the Relative Economic Return metrics utilized by the 2021 Corporate Scorecard and the PSUs granted for 2021 performance, the Company needed to perform at or above the median of our peer group (50%+). In response to stockholder feedback, for 2022 performance, the

MDC Committee has increased the relative performance level required to achieve target payout to above median performance (55%+) for both Corporate Scorecard and PSU payouts.

In consideration of the above, we believe that our 2021 executive compensation program was appropriately structured and will be further strengthened by the additional enhancements adopted by the MDC Committee for 2022, and we ask for your support on our 2022 Say-on-Pay Proposal (Proposal 2). If you have any questions, or need assistance in voting your shares, please call our proxy solicitor, Georgeson at (888) 867-6963. For your reference, you can view copies of our proxy materials at www.proxydocs.com/NLY.

Thank you for your support.

Sincerely,

Anthony C. Green

Chief Corporate Officer & Chief Legal Officer